Exhibit 99.1

FOR IMMEDIATE RELEASE:

BCB Bank Appoints Ryan Blake, SVP & COO to its Board of Directors

Blake is one of the youngest C-Suite executives and the first out LGBT+ banker to serve on a financial institution’s board in New Jersey. BCB is focused on digital transformation and modernizing their customers’ banking experience.

Bayonne, N.J., November 07, 2022 (GLOBE NEWSWIRE) – BCB Bancorp, Inc. (the “Community”), (NASDAQ: BCBP), the holding company for BCB Community Bank (the “Bank”), today announced that its Board of Directors has appointed Ryan Blake, MBA, Senior Vice President (SVP) and Chief Operating Officer (COO) since 2021, to serve as a member on its board.

Blake is an experienced banking and financial services executive that has grown in successive roles within BCB for the past 14 years. He has risen through the ranks of the bank due to his leadership performance and tireless commitment to BCB’s success.

Through Blake’s strategic guidance, the bank has made aggressive updates to both their online and mobile banking experience to attract and better serve an increasingly younger and more diverse customer base. The 32-year-old executive leader, Blake is the youngest senior C-Suite banker in New Jersey and the first LGBT+ executive to serve on BCB’s board of directors.

BCB’s advanced banking experience allows it to meet customers’ evolving technological demands, while staying competitive with financial products that will help their retail customers and valued commercial clients meet their goals and loan needs.

With more than $3.26 billion in assets, BCB is the 17th largest financial institution in New Jersey and the 11th largest NJ-based bank by deposit size. The bank has reached impressive growth within the region while remaining independent, ranking them as one of the top 10 community banks in the state due to their superior customer service and knowledgeable banking staff.

“It is paramount to the future success of BCB that we have a younger director who understands the importance of technological transformation in the financial and banking industry in order to deliver our customers an optimal and convenient experience. Ryan’s work – digitizing BCB – will make our financial products even more competitive, on par with larger retail banks, but with the tailored friendly customer service of a neighborhood banker,” said Judith Q. Bielan, ESQ., BCB Board Member.

“Ryan’s integrity is beyond reproach; he is qualified in every sense of the word. He is charismatic, approachable, intelligent beyond his years – the board is very glad to have him.”

As a rising star, Blake got his start as an executive associate to the bank’s CEO & CFO while attending Kean University. He earned the trust and confidence of the bank’s CEO, Tom Coughlin, allowing him to progress in his career as a Financial Analyst, Investor Relations Manager, then on to becoming BCB’s Vice President and Controller.

“A major challenge that community banks must solve is rethinking their responsibility in strengthening a community’s quality of life, and that’s by understanding how strategic investments in diversity – minority-owned businesses, scholarships, financial literacy, and promoting employee volunteerism – is an advantage in building-up thriving communities,” said Ryan Blake, SVP & COO at BCB.

“At BCB, we truly believe in Making An Impact for good by giving back to the neighborhoods we serve.”

Blake recently underwent executive leadership training from the American Bankers Association (ABA) Stonier Graduate School of Banking Program at The Wharton School at the University of Pennsylvania. He earned a Master of Business Administration (MBA) degree at Rutgers University, and two Bachelor’s degrees from Kean University, Bachelor of Science in Finance and a Bachelor of Arts in Economics.

A native of Bayonne, Blake currently resides in Fanwood, NJ with his fiancé and dogs.

Blake is an active volunteer within his community, and demonstrates his service through his appointment as a Director and Trustee of the Bayonne Public Library, volunteer-Vice President and Trustee of the Rotary International, and is a former board director of the New Jersey Pride Chamber of Commerce.

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About BCB Bancorp, Inc.

Established in 2000 and headquartered in Bayonne, N.J., BCB Community Bank is the wholly-owned subsidiary of BCB Bancorp, Inc. (NASDAQ: BCBP). The Bank has 28 branch offices in Bayonne, Carteret, Edison, Hoboken, Fairfield, Holmdel, Jersey City, Lyndhurst, Maplewood, Monroe Township, Newark, Parsippany, Plainsboro, River Edge, Rutherford, South Orange, Union, and Woodbridge, New Jersey, and three branches in Hicksville and Staten Island, New York. The Bank provides businesses and individuals a wide range of loans, deposit products, and retail and commercial banking services. For more information, please go to www.bcb.bank.

MEDIA CONTACT:

Andrea M. Garcia

COMMS/NATION LLC

andrea@commsnation.com

(201) 430-5082

End of release text

CAPTION: Ryan Blake, MBA, BCB’s SVP and COO, has been appointed to serve as a board member on BCB Bancorp, Inc.’s board of directors. Blake, 32, is a banking and financial services leader and is the youngest senior C-Suite banker in New Jersey and the first out LGBT+ executive to serve on BCB’s board of directors.

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